Exhibit 8.1

As of February 8, 2010

VimpelCom Ltd.

Strawinskylaan 3051

1077ZX Amsterdam

Netherlands

Attention: Supervisory Board

Re:	Offer to Exchange Common Shares, Preferred Shares and American Depositary Shares Representing Common Shares of Open Joint Stock Company Vimpel-Communications for Depositary Shares Representing Common or Preferred Shares of VimpelCom Ltd.

Ladies and Gentlemen:

We have acted as counsel to VimpelCom Ltd. (the “Company”), an exempted company formed under the laws of Bermuda, in connection with the offer by the Company to exchange (such exchange, the “OJSC VimpelCom Exchange”) all of the outstanding common shares, each with a nominal value of 0.005 Russian rubles (the “OJSC VimpelCom Common Shares”), preferred shares, each with a nominal value of 0.005 Russian rubles (the “OJSC VimpelCom Preferred Shares”), and American Depositary Shares, each representing one-twentieth of one share of common stock (the “OJSC VimpelCom ADSs” and, together with the OJSC VimpelCom Common Shares and the OJSC VimpelCom Preferred Shares, the “OJSC VimpelCom Shares”), of Open Joint Stock Company “Vimpel-Communications”, an open joint stock company organized under the laws of the Russian Federation (“OJSC VimpelCom”). The OJSC VimpelCom Exchange offer is comprised of (a) an offer made in the United States to all U.S. holders of OJSC VimpelCom Common Shares and OJSC VimpelCom Preferred Shares and to all holders of OJSC VimpelCom ADSs wherever located (the “U.S. Offer”) and (b) an offer made pursuant to a Russian offer document to all holders of OJSC VimpelCom Common Shares and OJSC VimpelCom Preferred Shares wherever located. Pursuant to the OJSC VimpelCom Exchange offer, the Company is offering to exchange (i) one common depositary receipt of the Company (a “Common DR”) (each common depositary receipt representing one common share of the Company, par value $0.001 per share (the “Common Shares”)) or 0.0005 rubles for each OJSC VimpelCom ADS, (ii) 20 Common DRs or 0.01 rubles for each OJSC VimpelCom Common Share, and (iii) 20 preferred depositary receipts of the Company (each a “Preferred DR” and, together with a Common DR, a “DR”) (each preferred depositary receipt representing one convertible preferred share of the Company, par value $0.001 per share (the “Preferred Shares” and, collectively with the Common DRs, the Common Shares and the Preferred DRs, the “Company Shares”)) or 0.01 rubles for each OJSC VimpelCom Preferred Share. You have requested that we render an opinion to the Company that the OJSC VimpelCom Exchange will be treated for U.S. federal income tax purposes as a tax-free exchange of property for stock under the U.S. Internal Revenue Code of 1986, as amended (the “Code”). All capitalized terms used herein, unless otherwise specified, have the meanings assigned to them in the final prospectus, dated February 8, 2010, relating to the U.S. Offer, in the form filed with the Securities and Exchange Commission (the “Commission”) in accordance with the Securities Act of 1933, as amended (the “Prospectus”).

Pursuant to the OJSC VimpelCom Exchange, holders of more than 95% of the OJSC VimpelCom Shares (such holders, the “Exchanging VimpelCom Shareholders”) will exchange such OJSC VimpelCom Shares for DRs representing all of the outstanding stock of the Company (other than certain founder shares held by the Alfa Shareholders and the Telenor Shareholders, which will be repurchased on the Closing Date, and OJSC VimpelCom Shares issued in connection with the Kyivstar Exchange (as defined below)). Pursuant to the OJSC VimpelCom Exchange, the holders of OJSC VimpelCom Shares can elect to receive cash consideration in exchange for their OJSC VimpelCom Shares. However, since such consideration is a nominal amount, it is expected that no shareholders will elect to receive cash consideration. Following the OJSC VimpelCom Exchange, the Company will own more than 95% of the OJSC VimpelCom Shares and other equity interests in OJSC VimpelCom (other than certain employee stock options and stock appreciation rights that will be converted into employee stock options and stock appreciation rights with respect to the Company in connection with the Transactions). Except as described in the preceding sentence, all vested and exercisable options and warrants to purchase OJSC VimpelCom Shares will be exercised on or before the day before the completion of the OJSC VimpelCom Exchange.

Supervisory Board

VimpelCom Ltd.

As of February 8, 2010

Contemporaneous with the OJSC VimpelCom Exchange (A) Altimo and Telenor will cause their respective subsidiaries (the “Exchanging Kyivstar Shareholders,” and together with the Exchanging VimpelCom Shareholders, the “Exchanging Shareholders”) to contribute all of their ownership interests in the outstanding shares of Closed Joint Stock Company “Kyivstar G.S.M.,” a Ukrainian mobile telecommunications company wholly owned by Altimo and Telenor (“Kyivstar”) to VimpelCom Holdings B.V. (“VimpelCom Holdings”), a company formed under the laws of the Netherlands, in exchange for newly issued shares of VimpelCom Holdings (“VimpelCom Holdings Shares,” and together with the OJSC VimpelCom Shares, the “Exchanged Shares”), and (B) immediately upon receipt of such VimpelCom Holdings Shares, the Exchanging Kyivstar Shareholders will contribute all of such shares to the Company in exchange for Common DRs of the Company (the “Kyivstar Exchange,” and together with the OJSC VimpelCom Exchange, the “Exchanges”). Immediately after the Kyivstar Exchange, the Exchanging Shareholders will own stock representing 100% of the voting power and value of the Company’s outstanding shares.

Following completion of the Exchanges, the parties will cause OJSC VimpelCom to delist the OJSC VimpelCom ADSs from the New York Stock Exchange and the OJSC VimpelCom Common DRs from the Russian Trading System. If, after completion of the Offers, there are any OJSC VimpelCom Shares that are not held by the Company, the parties will cause the Company to commence a compulsory purchase of any remaining OJSC VimpelCom Shares pursuant to the Russian “squeeze-out” rules (the “Squeeze-Out”).

Upon completion of the Squeeze-Out, the Company will transfer (A) to VimpelCom Holdings all but one of the OJSC VimpelCom Shares acquired pursuant to the Exchanges and the Squeeze-Out in exchange for a promissory note and cash consideration in a combined amount equal to the fair market value of such OJSC VimpelCom Shares, and (B) to VimpelCom Amsterdam B.V. (VimpelCom Amsterdam”), a company formed under the laws of the Netherlands, all of its VimpelCom Holdings shares in exchange for such number of VimpelCom Amsterdam shares as will be determined by the Company and VimpelCom Amsterdam.

All Company Shares vote together as a single class. Each Company Share is entitled to one vote per share on corporate matters including the right to elect members of the Company’s supervisory board. The Company’s supervisory board will consist of nine members, three of whom will be nominated by the Alfa Shareholders, three of whom will be nominated by the Telenor Shareholders, and three of whom will be independent and unaffiliated with either the Alfa Parties or the Telenor Parties.

Supervisory Board

VimpelCom Ltd.

As of February 8, 2010

The holders of the Preferred Shares (and holders of Preferred DRs, each representing one Preferred Share) are, subject to the Company’s restated bye-laws and Bermuda law, entitled to convert their Preferred Shares, at their option, at any time (a) after the date which is two years and six calendar months after the date of issue of the relevant Preferred Shares but before the date which is five years after such date of issue and (b) during the period between the date on which a mandatory offer is announced and the final business day such offer is open for acceptance, in each case, in whole or in part, into Common Shares on the basis of one Common Share for one convertible Preferred Share. Upon conversion, the converting shareholder must pay to the Company a conversion premium per share equal to the greater of (a) the closing mid-market price of the Company’s Common DRs on the New York Stock Exchange on the date of the conversion notice, and (b) the 30-day volume weighted average price on the New York Stock Exchange of the Company’s Common DRs on the date of the conversion notice.

In rendering our opinion, we have examined and relied upon the accuracy and completeness of the facts, information, covenants and representations contained in the Transaction Agreements, the Prospectus, OJSC VimpelCom’s Annual Reports on Form 20-F filed with the Commission, and such other documents and corporate records as we have deemed necessary or appropriate for purposes of this opinion. In addition, we have relied upon certain statements, representations and agreements made by the Company, OJSC Vimpelcom, Kyivstar, the Alfa Parties, and the Telenor Parties, including representations set forth in the tax representation certificate dated February 8, 2010 (the “Tax Certificate”), that was provided to us by the Company. Our opinion is conditioned on, among other things, the initial and continuing accuracy of the facts, information, covenants and representations set forth in the documents referred to above and the statements, representations and agreements made by the Company, OJSC VimpelCom, Kyivstar, the Alfa Parties, the Telenor Parties, and others including those set forth in the Tax Certificate. We have no reason to believe that such facts, information, covenants and representations are not true, but have not attempted to verify them independently and expressly disclaim an opinion as to their validity and accuracy.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents. We also have assumed that the transactions related to the Exchanges or contemplated by the Transaction Agreements will be consummated in accordance with such agreements and that all covenants contained in the Transaction Agreements (including exhibits thereto) will be performed without waiver or breach of any material provision thereof. In addition, we have assumed that (i) based on Annual Reports on Form 20-F filed by OJSC VimpelCom with the Commission, OJSC VimpelCom has not been classified as a passive foreign investment company for U.S. federal income tax purposes for any taxable year during which there were U.S. Holders of OJSC VimpelCom Shares, (ii) Exchanging Shareholders representing at least 80% of the total combined voting power of all classes of the Company’s stock that are entitled to vote will not have, on the dates of the Exchanges, a binding agreement or any current plan or intention to sell or otherwise dispose of Company Shares received pursuant to the Exchanges, (iii) any U.S. Holders that (A) own 5.0% or more (by voting power or value) of the Company Shares immediately after the Exchanges and (B) realized gain with respect to the Exchanges will enter into a five-year gain recognition agreement with respect to such Company Shares after the Exchanges, as provided in U.S. Treasury Regulations Section 1.367(a)-8(c), and (iv) all expectations of the Company described in the Tax Certificate will be realized. We have further have assumed that the Exchanging Shareholders will treat and report the Exchanges as a tax-free transaction under the Code, and will file any applicable U.S. federal income tax returns in a manner consistent with such treatment. Moreover, we have assumed that any representation or statement made “to the best of knowledge” or similarly qualified is correct without such qualification.

Supervisory Board

VimpelCom Ltd.

As of February 8, 2010

The opinion expressed in this letter is based on the provisions of the Code, final, temporary and proposed Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as in effect as of the date hereof, and all of which are subject to change (possibly on a retroactive basis). No ruling from the Internal Revenue Service (the “IRS”) has been or will be sought on any issues related to the Exchanges, and there can be no assurance that the IRS will not take a contrary view. Although our opinion expressed in this letter represents our best judgment as to such matters, our opinion has no binding effect on the IRS or the courts.

Based upon and subject to the foregoing, and subject to the assumptions and qualifications set forth herein, we are of the opinion that the OJSC VimpelCom Exchange will be treated for U.S. federal income tax purposes as a tax-free exchange of property for stock under the Code.

Except as set forth above, we express no opinion to any party as to the tax consequences, whether U.S. federal, state, local or foreign, of the Exchanges or of any transactions related to or undertaken in connection with the Exchanges. We disclaim any obligation to update this opinion letter for events occurring or coming to our attention after the Closing Date.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and any amendments or supplements thereto, and the reference to us under the caption “U.S. Federal Income Tax Consequences” in the Registration Statement and any amendments or supplements thereto. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/    Orrick, Herrington & Sutcliffe LLP

ORRICK, HERRINGTON & SUTCLIFFE LLP